As filed with the Securities and Exchange Commission on March 21, 2023

Registration No. 333-251200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICOLD REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	93-0295215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

AMERICOLD REALTY TRUST

2020 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

James C. Snyder, Jr.

Chief Legal Officer and Executive Vice President

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(678) 441-1400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Zachary J. Davis

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Reg. No. 333-251200) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Americold Realty Trust, Inc., a Maryland corporation, as the successor registrant to Americold Realty Trust, a Maryland real estate investment trust (the “Trust”).

On May 25, 2022, the Trust converted to a Maryland corporation (the “Conversion”). Pursuant to Articles of Conversion, as approved by the shareholders of the Trust at the annual shareholder meeting on May 17, 2022, each issued and outstanding common share of beneficial interest of the Trust was converted into one share of common stock in the Company.

As a result of the Conversion, the Company is the successor issuer to the Trust pursuant to Rule 414 under the Securities Act. In accordance with Rule 414(d) under the Securities Act, the Company hereby expressly adopts the Registration Statement as its own registration statement, except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Except as otherwise specified, all references herein to the “Company,” “we,” “us,” and “our” mean, collectively, the Company and the Trust, and all of our subsidiaries included in our consolidated financial statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Americold Realty Trust, Inc. (the “Registrant”) has previously filed with the Commission are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report”), filed with the SEC on February 27, 2023;

•

Our definitive proxy statement on Schedule 14A filed with the SEC on April  7, 2022 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2021);

•	Our Current Report on Form 8-K filed with the SEC on March 13, 2023; and

•	The description of our common stock contained in Exhibit 4.1 to our Annual Report, and all subsequently filed amendments or reports filed with the SEC for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include a provision in its charter eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The charter of Americold Realty Trust, Inc. contains a provision that eliminates its directors’ and officers’ liability to the trust and its stockholders for money damages to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or the MGCL, requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits a Maryland corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received, however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the charter and the amended and restated bylaws of Americold Realty Trust, Inc., or the bylaws, obligate it to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a present or former director or officer or an observer on the board of trustees of Americold Realty Trust; or

•

while a director or officer or an observer on the board of trustees of Americold Realty Trust and at our request or the request of Americold Realty Trust, as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit it to indemnify and advance expenses to any individual who served any of Americold Realty Trust, Inc.’s predecessors in any of the capacities described above and any employee or agent of Americold Realty Trust, Inc. or any of its predecessors.

Americold Realty Trust, Inc. has entered into indemnification agreements with each of its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles of Conversion (incorporated by reference to Exhibit 2.1 to Americold Realty Trust, Inc.’s Current Report on Form 8-K filed on May 25, 2022 (File No. 001-34723))

4.2	Articles of Incorporation of Americold Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to Americold Realty Trust, Inc.’s Current Report on Form 8-K filed on May 25, 2022 (File No. 001-34723))

4.3	Amended and Restated Bylaws of Americold Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to Americold Realty Trust, Inc.’s Current Report on Form 8-K filed on December 7, 2022 (File No. 001-34723))

4.4	Registration Rights Agreement, dated as of December 30, 2020 by and among Americold Realty Trust and the Holders named therein (incorporated by reference to Exhibit 4.2 to Americold Realty Trust’s Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-34723))

+5.1	Opinion of Venable LLP

10.1	Americold Realty Trust 2020 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Notice and Proxy Statement dated April 10, 2020 for the Annual Meeting of Shareholders held on May 27, 2020)

+23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

+	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on March 21, 2023.

Americold Realty Trust, Inc.

By:	/s/ Marc Smernoff
Name: Marc Smernoff
Title: Executive Vice President and Chief Financial Officer (Duly Authorized Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of Americold Realty Trust, Inc. hereby constitutes and appoints George F. Chappelle Jr. and Marc J. Smernoff, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement of Americold Realty Trust, Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 21, 2023, by the following persons in the capacities set forth opposite their names.

Signature	Title

/s/ George F. Chappelle Jr. George F. Chappelle Jr.	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Marc J. Smernoff Marc J. Smernoff	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ Thomas C. Novosel Thomas C. Novosel	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)

/s/ Mark R. Patterson Mark R. Patterson	Chairman of the Board of Directors

/s/ George J. Alburger, Jr. George J. Alburger, Jr.	Director

/s/ Kelly H. Barrett Kelly H. Barrett	Director

/s/ Robert L. Bass Robert L. Bass	Director

/s/ Antonio F. Fernandez Antonio F. Fernandez	Director

/s/ Pamela K. Kohn Pamela K. Kohn	Director

/s/ David J. Neithercut David J. Neithercut	Director

/s/ Andrew P. Power Andrew P. Power	Director